Exhibit 10.50

EXECUTIVE SERVICE AGREEMENT

               concluded between BGS Smartcard Systems Aktiengesellschaft, hereinafter called the “Company”, and Mr. Leonid Delberg, hereinafter called the “Executive Officer”.

1.            Appointment to the Managing Board

           By a resolution of the Supervisory Board, Mr. Leonid Delberg was appointed to the Managing Board of the Company for a period of three years beginning on September 1st, 2008. Mr. Leonid Delberg has accepted this appointment.

                 2.            Scope of Responsibility, Management of the Company

           2.1            The basis for the activities of the Executive Officer shall be formed by the Austrian Stock Corporation Act, the Articles of Association of the Company which are known to the Executive Officer and the Rules of Procedure for the Executive Officer.

           2.2            The Executive Officer shall represent the Company together with other Executive Officers or with a senior officer holding general proxy (Prokurist).

3.            Duration, Termination Payment

           3.1            This Agreement has been concluded for a period of three years, and will therefore expire on August 31, 2011.

           3.2            If neither of the parties to this Agreement expressly notifies the other party by registered letter (definitive for the determination of legal validity is the date of the postmark) at least six months prior to expiration that the continuation of this Agreement is not desired (declaration of non-continuation), then the Agreement will automatically be extended for a further one year after September 1, 2011. The above-mentioned conditions for continuation shall apply analogously to the extended agreement as well as to any future extensions.

           If this Executive Service Agreement is not continued by the Company but ends on the date of expiration or if the Executive Director refuses to continue the agreement, then Mr. Leonid Delberg shall have the right to receive (i) a severance pay (Abfertigung) in the amount of 1/12th of the gross annual salary for every six months of service of the Executive Officer for the Company (see clause 4) since September 1st 1997 as well as (ii) the full paid up pension promise referred to in clause 7.2.

4.            Previous Service

           4.1            The determining date for the calculation of all claims that are based on the length of service with the Company shall be December 1, 1992.

5.            Termination of the Agreement, Recall

5.1            Recall

                The Executive Officer may be recalled by the Supervisory Board in accordance with § 75 para 4 of the Austrian Stock Corporation Act (e.g. for gross breach of duties, the inability to properly manage the Company or the withdrawal of confidence by the Company’s General Meeting). In the event of recall, this Agreement shall be considered as terminated by the Company. The claims of the Executive Officer (if any) as a result of such recall and corresponding termination shall be governed by clause 5.2 below.

5.2            Premature Termination

           5.2.1            Mr. Leonid Delberg has the right to prematurely terminate this Agreement during the three year term at any time. Mr. Leonid Delberg shall have no further claims against the Company in case of such voluntary premature termination (other than any claim for payment of due but unpaid salary or cost reimbursements and payment of the full paid up pension promise (Pensionszusage) referred to in clause 7.2) . In case of such voluntary termination Mr. Leonid Delberg, if required, shall upon mutually agreed terms be reasonably available for another six months period for purposes of transition and handover of the operational tasks.

           5.2.2            In case the Company prematurely terminates this Agreement for cause within the meaning of section 26 Austrian Employment Act (AngestelltenG), the Executive Officer shall have no further claims against the Company for any period after such termination, (which, for the avoidance of doubt, does not affect any claim of the Executive Officer for payment of due but unpaid salary or cost reimbursements and payment of the full paid up pension promise (Pensionszusage) referred to in clause 7.2)

           5.2.3            The Company and the Executive Officer may from time to time agree, in writing, on specific strategic tasks and related time-frames. In the event that the Executive Officer refuses to deliver or comply with the agreed tasks (such refusal a “Refusal”), the Company may terminate this Agreement at any time with immediate effect. In such case the Executive Officer shall be entitled to receive:

           (i)            a lump-sum in an amount equal to the sum of (1) of any salary, bonus, reimbursements of costs and expenses and other claims due but unpaid at such time of termination, (2) 50% of all outstanding salary payments for the remaining scheduled term of the Agreement including the monthly car compensation, (3) 50% of an amount equal to the average annual performance based bonus claim (see clause 6.4) during the three years preceding the year in which the termination becomes effective for each year (and/or fraction thereof) outstanding until the scheduled end of the Agreement and 50% of any outstanding claims from the long term incentive scheme as per clause 6.5 until the scheduled end of the Agreement and

           (ii)            the full paid up pension promise referred to in clause 7.2

           5.2.4            In case either (a) the Company prematurely terminates this Agreement without cause (such as, for example, in the case of a recall without cause within the meaning of section 26 Austrian Employment Act) or (b) the Executive Officer terminates for cause, the Executive Officer shall be entitled to receive:

                (i)            a lump-sum in an amount equal to the sum of (1) any salary, bonus, reimbursements of costs and expenses and other claims due but unpaid at such time of termination, (2) all outstanding salary payments including the monthly car compensation for the remaining scheduled term of the Agreement, (3) an amount equal to the average annual performance based bonus claim (see clause 6.4) during the three years preceding the year in which the termination becomes effective for each year (and/or fraction thereof) outstanding until the scheduled end of the Agreement and (4) a severance pay (Abfertigung) in the amount of 1/12th of the annual gross salary for every six months of service of the Executive Officer (see clause 4) since September 1st 1997; in referenve to (2) and (3) reduced, however, by 5% for each such outstanding year (or pro rata in case of an inter-annual termination),

                (ii)            any outstanding claims from the long term incentive scheme as per clause 6.5 until the scheduled end of the Agreement my be exercised by the Executive within 60 days of termination, and

                (iii)            the full paid up pension promise referred to in clause 7.2.

                A unilateral recall from or change to position, function or scope of responsibilities as CEO shall be deemed to be a premature termination of the Agreement without cause (and also be treated as such premature termination of the Agreement with the above-mentioned legal consequences).

6.            Salary; Bonus

           6.1            For his services, Mr. Leonid Delberg shall receive an annual gross salary of € 315.393,95 which shall be paid in fourteen equal installments of € 22.528,14 at the end of each month plus one additional payment each on June 30 and November 30 of each year.

           6.2            This salary shall also represent compensation for all services provided by the Executive Officer above and beyond the normal working hours for employees of the Company. It is understood that the Executive Officer will provide such additional services when necessary.

           6.3            The salary specified under 6.1 above shall be indexed in accordance with the Austrian Consumer Price Index 2000 (basis month is June 2008). Any such salary increase will be effective from July 1 every year.

           6.4            The salary will be reviewed for purposes of an increase on an annual basis by the Company (taking into account recommendations of the NET1 UEPS Technologies Inc. group remuneration committee) and may be increased after considering all relevant qualitative and quantitative factors. Any such salary increase will be effective from July 1 every year.

           6.5            In addition to the salary specified in clause 6.1 above, the Executive Officer shall receive an annual bonus as determined by the supervisory board of the Company (taking into account recommendations by the Net1 UEPS Technologies, Inc group remuneration committee). In determining the amount of the bonus, the supervisory board will take into account all relevant qualitative and quantitative factors. Any annual bonus payment will be made during the month of September.

           6.6            In addition to the salary specified in 6.1 above and the bonus specified in clause 6.5 above, the Executive Officer shall participate in any long term incentive schemes, including stock option plans and restricted stock awards, as determined by the NET1 UEPS Technologies Inc. group remuneration committee from time to time.

           6.7            In the event Mr. Leonid Delberg is unable to perform his duties because of illness or accident, the Company will continue to pay him the salary to which he is entitled for a maximum period of six months in full and a maximum of three additional months at 49%.

7.            Insurance; Pension

           7.1            The Company shall at its expense conclude an accident insurance on behalf of Mr. Leonid Delberg and for the duration of this Executive Service Agreement based on the following insurance amounts:

Death	1 year’s salary
Disability	3 years’ salary
Recuperation	6 month’s salary

                Annual salary in the sense of this Clause 7 above shall be understood to include an amount equal to the average bonus claim over the preceding three business years in accordance with clause 6. One month’s salary within the meaning of this Clause 7 shall be understood to be one-twelfth of the annual salary. The insurance amounts shall be adjusted accordingly in July of each year.

                Mr. Leonid Delberg has designated his wife Mrs. Raisa Delberg as beneficiary in the event of death and shall have the right to change this designation in writing at any point in time.

           7.2            The company has as of 01 January 2002 granted a pension promise to Mr. Leonid Delberg towards which the company performs annual payments as per pension agreement.

8.            Company Car, Business Travel

           8.1            On business trips, the Executive Officer shall have the right to travel first class by rail and business class on flights. Travel expenses of an appropriate amount shall be reimbursed on presentation of relevant vouchers.

                The Company shall provide Mr. Leonid Delberg with an automobile of the make “Mercedes Benz”, which meets his personal needs. Mr. Leonid Delberg may also utilize this vehicle for his private use. Every 3 years Mr. Delberg shall have the right to arrange for the exchange for a new car which shall not require the approval of another body of the Company.

                The taxes charged for the private use of this compensation in kind shall be borne entirely by Mr. Leonid Delberg.

                The Company shall bear all costs - including the costs associated with private use - for the maintenance and operation of the motor vehicle (fuel, repairs, etc.) as well as the cost of full comprehensive insurance

9.            Vacation

                The Executive Officer shall be entitled to 30 workdays of vacation each year, whereby Mondays through Fridays are regarded as workdays. The Austrian Vacation Act shall apply.

                Mr. Leonid Delberg shall have the right at any time to claim payment in cash for unused vacation days as well as vacation days from previous vacation years that have not expired in accordance with the provisions of the Austrian Vacation Act (but not for the current vacation year). This right to claim payment in cash, however, only applies to vacation days incurred after September 1, 2008. This claim must be made in writing.

10.            Prohibition to Compete

                10.1 The Executive Officer shall be subject to the prohibition to compete, which is set forth in § 79 of the Austrian Stock Exchange Act.

                10.2 The Executive Officer shall be obliged to make his entire working capabilities available to the Company and may only assume any corporate function or position in other entities or engage in an independent enterprise to the extent such function, position or enterprise does not interfere with the Executive Officer’s obligations hereunder, in which other case the Executive Officer shall require the prior express written consent of the Supervisory Board.

11.            Exclusive Service Clause

           11.1 For a period of one year after the termination of his employment relationship, the Executive Officer shall agree not to work with or for a customer of the Company, either directly or indirectly, only with the express consent of the Company.

           11.2            The Executive Officer shall not be bound to this Agreement if bankruptcy or settlement proceedings have been opened over the assets of the Company or if the employment relationship was terminated by a resolution of the Supervisory Board, unless the Executive Officer has given just cause for such termination through negligent behavior.

12.            Reimbursement of Expenses

           12.1            Mr. Leonid Delberg shall have the right to dispose over an annual personal budget of € 8000.00 for continuing education (excluding travel and accommodation). This amount shall be indexed annually with effect of July to the CPI 2000 (basis month is June 2008).

           12.2            With the framework specified in Par. 1 above, the use of the funds provided for continuing education shall not require the approval of another body of the Company. However, Mr. Leonid Delberg shall be obliged to verify the use of any of these funds with appropriate vouchers.

           12.3            Mr. Leonid Delberg shall have the right to dispose over an annual personal budget of €2,500 for an annual Medical Management Checkup. This amount shall be indexed annually with effect of July to the CPI 2000 (basis month is June 2008). However, Mr. Leonid Delberg shall be obliged to verify the use of any of these funds with appropriate vouchers.

13.            Miscellaneous Provisions

           13.1            If any provision of this Agreement should be or become invalid, this will not affect the validity of the remaining provisions. In such case, the parties to the Agreement agree to replace the invalid provision with another provision that reflects its economic results to the greatest extent possible.

           13.2            No verbal agreements shall be made over and above this Agreement. Any amendments or additions to this Agreement may only be made in writing; this also applies to any mutual agreement to deviate from this requirement. Furthermore, all written amendments shall require the approval of the Supervisory Board or an authorized member of this body.

           13.3            Unless specified otherwise in the Austrian Stock Corporation Act, the Articles of Association of the Company, the Rule of Procedure for the Managing Board or this Executive Service Agreement, the provisions of the Austrian Salaried Employees Act (Federal Gazette “BGBI” 1921/292) in the current form shall apply.

           13.4            This Agreement shall replace the previous agreement concluded between the Company and the Executive Officer.

           13.5            The Company shall bear all duties and fees related to the preparation of this Executive Service Agreement.

           13.6            All disputes arising from or related to this Agreement shall be subject to the jurisdiction of the relevant court in Vienna.

/s/ Leonid Delberg
Date	Leonid Delberg

/s/ Richard Schweger/ Leonid Delberg
Date	BGS Smartcard Systems AG

/s/ Serge Belamant
Date	Dr. Serge Belamant